Exhibit 99.1

Contact:

Randi Baldwin

Vice President Communications & Marketing

American Medical Alert Corporation

(516) 536-5850

AMAC ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS

OCEANSIDE, New York. – May 27, 2005 – American Medical Alert Corp. (NASDAQ: AMAC),  a healthcare communications company, today announced that its 2005 annual meeting of shareholders is scheduled to take place on Thursday, August 18, 2005, at 10:00 a.m. local time, at the offices of The Bank of New York, One Wall Street, New York, New York 10286.  The close of business on June 20, 2005 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. AMAC’s annual report along with the notice of meeting and proxy statement will be mailed on or about June 23, 2005 to all shareholders of record as of the record date.

About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC’s product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several national medical On-Call and communication centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

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